Exhibit (n)

PIMCO EQUITY SERIES VIT

MULTI-CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940

Effective Date (March 30, 2010)

WHEREAS, the Board of Trustees of the PIMCO Equity Series VIT (the “Trust”) has considered the following Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of its initial and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, a majority of the Trustees of the Trust and majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust (“Independent Trustees”) have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.	FEATURES OF THE CLASSES

The PIMCO EqS Pathfinder Portfolio and each hereafter created series (each a “Portfolio”) of the Trust is authorized to issue from time to time its shares of beneficial interest in up to three classes: Institutional Class shares, Administrative Class shares and Advisor Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Portfolio may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

Shares of each class of a Portfolio shall represent an equal pro rata interest in such Portfolio, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

In addition, each Class shall have the features described in Sections 2, 3, and 4 below. These features are subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of the Trust, or by action of the Board of Trustees of the Trust.

2.	SERVICE PLAN

The Trust has adopted an administrative services plan (the “Service Plan”) with respect to the Administrative Class shares of each Portfolio. The Service Plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly, except that shareholders do not have the voting rights set forth in Rule 12b-1 with respect to the Service Plan. Under the terms of the Service Plan, the Trust is permitted to compensate, out of the Administrative Class assets of each Portfolio, in an amount up to 0.15% on an annual basis of the average daily net assets of that class (“Administrative Class Fees”), financial intermediaries that provide services in connection with the administration of plans or programs that use such Administrative Class shares of the Portfolio as their funding medium, as described in the Prospectus, the Service Plan, and any related agreement.

The Trust has not adopted an administrative services plan with respect to Institutional Class or Advisor Class shares of the Portfolios. However, Institutional Class shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class shares of the Portfolios and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

3.	DISTRIBUTION PLANS

The Trust has adopted a distribution plan (the “12b-1 Plan”) with respect to the Advisor Class shares of each Portfolio. The 12b-1 Plan has been adopted in accordance with the requirements of Rule 12b-1 under the 1940 Act and will be administered accordingly. Under the terms of the 12b-1 Plan, the Trust is permitted to pay, out of the Advisor Class assets of each Portfolio, an amount up to 0.25% on an annual basis of the average daily net assets of that class (“Advisor Class Fees”), financial intermediaries that provide services primarily intended to result in the sale of shares of the Advisor Class shares in connection with the administration of plans or programs that use such classes of shares of the Portfolio as their funding medium, as described in the Prospectus, the 12b-1 Plan, and any related agreement.

4.	ALLOCATION OF INCOME AND EXPENSES

(a) Administrative Class and Advisor Class shares pay the expenses associated with their different distribution or shareholder servicing arrangements. Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with Administrative Class Fees and Advisor Class Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than other classes.

(b) The net asset value of all outstanding shares representing interests in a Portfolio shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Portfolio shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Portfolio’s transfer agent, for a non-daily dividend Portfolio; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for a daily-dividend Portfolio. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Portfolio’s transfer agent. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Portfolio’s transfer agent, for a non-daily dividend Portfolio; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for a daily-dividend Portfolio. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(1)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio (“Corporate Level Expenses”); and

(2)	Expenses incurred by a particular Portfolio but not attributable to any particular class of such Portfolio’s shares (“Portfolio Expenses”).

Expenses of a Portfolio shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Portfolio Expenses shall be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Portfolio’s transfer agent for a non-daily dividend Portfolio; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for a daily-dividend Portfolio. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Portfolio for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.	DIVIDENDS/DISTRIBUTIONS

Each Portfolio pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term and long-term capital gains as described in the Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Portfolio to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by each Portfolio are calculated in the same manner and at the same time with respect to each class.

6.	EXCHANGE PRIVILEGES

Shareholders may exchange shares of one class of a Portfolio at net asset value, without the imposition of any sales charge, for shares of the same class offered by another Portfolio, provided that the exchange is made in states where the securities being acquired are properly registered or are otherwise qualified. Shares of one class of a Portfolio may be exchanged for shares of the other class offered by any Portfolio, provided that the shareholder meets the eligibility requirements of the class into which the shareholder seeks to exchange.

7.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, administrator, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

8.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

9.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in Section 8 above.

10.	LIMITATION OF LIABILITY

The Trustees of the Trust and the shareholders of each Portfolio shall not be liable for any obligations of the Trust or any Portfolio under this Plan, and the administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Portfolios in settlement of such rights or claims, and not to any Trustee or shareholder.

Dated: March 30, 2010

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